Exhibit 99.1

May 1, 2020

To: XG Sciences, Inc. Shareholders

From: Philip Rose, CEO

Re: 2019 Report to Shareholders

Dear Shareholders:

Let me start by saying our hearts go out to those of you and your extended families that may have been impacted by the COVID-19 pandemic (the “virus” or “pandemic”). All of our Michigan-based employees have been sheltering-at-home since March 24th pursuant to a “Stay Home, Stay Safe” order (the “Order”) issued by the Governor of Michigan. This Order was recently extended until May 15th and may be extended further.

I also want to say “Thank you” for your patience. As a result of the pandemic, it has taken far longer than we thought to finalize and file our 2019 Annual Report on Form 10-K (“10-K”). I am pleased to report that we were able to file the 10-K with the SEC on April 29th. Attached is a copy for your review. The purpose of this letter is to augment our 10-K and provide additional context for our response to the pandemic, our 2019 financial results, our fundraising activities, and our commercial activities. Please read this letter in conjunction with the 10-K.

Coronavirus Response

The on-going Coronavirus pandemic is having, and may continue to have, a large impact on our business. Unfortunately, it could not have come at a worse time. Although our 2019 revenue fell below our expectations (see Financial Highlights), our pipeline of customer engagements continued to grow in 2019 and we were starting to see a number of such engagements indicating an intent to commercialize products using our products in 2020 (see Commercial Update).

In our late February Board meeting, we began formulating contingency plans for how we would respond should the virus continue to spread. Chief among our goals was the safety of our employees and to ensure we had enough liquidity and access to capital to make it through what could be an extended economic downturn. This allowed us to get a head start on several important decisions so that we could begin implementing them quickly as the full scope of the virus became clear. After the Stay Home, Stay Safe Order was imposed, we were allowed to move any work in process through the factory and shut down equipment in an orderly fashion. Since that time, all operations have ceased. Those employees able to work from home are doing so and others were furloughed until the Order has been lifted and we are able to resume operations. We are in regular contact with customers and spend much of our time on teleconferences to get feedback on their design-in activities with our products or to plan for further testing or production once we are able to return to our facilities. Many of our customers are in similar situations to that of XGS and have been willing to engage with us about graphene-related initiatives once they return to full productivity. Rest assured, we are diligently working internally and with customers to position the Company for success once we are able to return to work. We also continue to follow the recommendations from local, state and national authorities to ensure the safety of our employees.

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In order to reduce our expenses and enhance our ability to raise incremental funds, we have implemented the following measures over the last six weeks:

1.	We restructured our organization and reduced headcount from 44 full-time equivalent employees at the end of February to 25 at the end of April and one employee agreed to move to part time status. Of the remaining 26, we have also furloughed substantially all of our manufacturing, engineering and research staff until such time as the Order is lifted. Other employees are able to remain productive working from home.
2.	We implemented temporary salary reductions for all remaining employees earning more than $100,000/year by 15-20%, depending on the salary level of each such employee. These salary reductions will remain in place until the Company has recorded quarterly GAAP revenue of at least $1.0 million for two consecutive quarters. On an annualized basis, the restructuring of our workforce and the temporary salary reductions have resulted in a 58% reduction in our payroll since February.
3.	We negotiated certain rent abatements with our landlords. In one instance, we received 4 months of rent forgiveness (in exchange for an extension of our Lansing-based leases for 4 months) and in another, we received two months of rent abeyance for Mason, MI facility, which will be paid in 2021.
4.	We applied for and received an $825,000 loan under the under the Paycheck Protection Program (PPP) authorized by the recently enacted CARES act specifically tied to COVID-19 relief, which amount was subsequently reduced to $790,705 just after the 10-K was filed. This PPP Loan has a term of two years, a six-month repayment deferral period, and an annual rate of interest of 1%. We estimate that a good portion of this PPP Loan will be forgiven under the rules of the PPP program.
5.	We have also applied for a $2.0 million Economic Injury Disaster Loan (EIDL) from the Small Business Administration and are awaiting feedback. If we are approved, this EIDL loan will have up to a 30-year term at an annual interest rate of 3.75%.
6.	Last week, we amended and restated our loan agreement with the Dow Chemical Company (as amended, the “Amended Dow Facility”) to allow us to structure a private placement offering of subordinated, secured convertible notes to accredited investors to support our ongoing cash needs. In the Amended Dow Facility, XGS and Dow agreed to a) extend the term of the loan agreement by two years to December 1, 2023, b) significantly reduce required prepayments from the proceeds of new equity or equity-linked financings from the current 30-50% prepayment requirement to a 10% prepayment requirement that does not start until after we have raised an additional $7 million in equity or equity-linked capital, c) defer cash interest payments and capitalize all interest payable until such time as we have recorded GAAP revenue of at least $2 million for two consecutive calendar quarters, d) allow for a subordinated security interest to be granted to new investors in the upcoming private placement, and e) increase the rate of interest to 6.5% per annum from 5% currently.
7.	For more information about our liquidity and capital resources, please refer to the Liquidity and Capital Resources (“LCR”) section of our 10-K, which can be found on page 34.

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2019 Financial Highlights

The following table summarizes the results of our operations for 2019 and 2018. In 2019 we reported $1.37 million in product revenue, a $2.75 million, or 67%, decrease from the $4.12 million reported in 2018. For Context, in 2018, Callaway accounted for $2.96 million of the total $4.12 million in product sales. In 2019, due to a cessation of restocking orders to work down inventory levels of our materials, Callaway purchased only $0.56 million of our products. The $2.4 million revenue decrease from Callaway represented approximately 87% of the revenue shortfall in 2019 product revenue as compared to 2018. The remaining gap resulted primarily from delays in new customer ramp schedules. The positive news is that Callaway has reaffirmed they will resume purchasing products from us, but the exact timing is still a bit unclear as their main golf ball plant is impacted due to the pandemic. Our graphene nanoplatelets are being used by Callaway in the E·R·C Soft ball launched in 2019 and the new Chrome Soft ball, their highest volume ball, launched earlier this year.

	Year Ended December 31,		Change 2019 to 2018
	2019	2018	$	%

Product Sales	$1,369,556	$4,125,557	$(2,756,011)	-66.8%
Grants	-	176.253	(176,253)	-100.0%
Total Revenues	1,369,556	4,301,820	(2,932,264)	-68.2%
Cost of Goods Sold	3,763,473	5,506,321	1,742,848	31.7%
Gross Loss	(2,393,917)	(1,204,501)	(1,189,416)	-98.7%
Research & Development Expense	1,506,716	1,414,259	(92,457)	-6.5%
Sales, General & Administrative Expense	5,467,698	4,972,595	(495,103)	-10.0%
Total Operating Expenses	6,974,414	6,386,854	(587,560)	-9.2%
Operating Loss	(9,368,331)	(7,591,355)	(1,776,976)	-23.4%
Other Expense	409,318	328,261	(81,057)	-24.7%
Net Loss	(9,777,649)	(7,919,616)	(1,858,033)	-23.5%

The table below shows a comparison of domestic and international orders fulfilled (note that this does not include orders for free samples). The table also includes the average order size for product sales. These numbers indicate that our customer base remains active with research and development projects that use our materials. The average order size for the product revenue during the year ended December 31, 2019 decreased by 56% as compared to the same period in 2018 primarily due to the decrease in orders from Callaway while they were working down their inventory in 2019.

	Year Ended December 31		Change 2019 to 2018
	2019	2018	# of Orders	%
Number of orders - domestic	119	122	(3)	-2%
Number of orders - international	99	168	(69)	-41%
Number of orders - Total	218	290	(72)	-25%
Average order size - $s	$6,282	$14,303	$(8,021)	-56%

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Funding Update

In July of last year, we were approached by an international private consulting firm representing a large (>$10 Billion in annual revenue) conglomerate with positions in steel and other materials. The consulting firm indicated that their client was interested in investing in new areas that will provide continued growth prospects for future generations of the business. They indicated that graphene was an area of specific interest to their client as a new material with almost unlimited potential.  We were told that their client’s Board had authorized funding to take a position in this emerging material market. We were further informed that they started to assess the graphene market and its players in 2017, and that after contacting many players in the industry, they concluded that XG Sciences was their top choice in which to make an investment.  After a series of discussions, exchanges of information and a visit to Lansing in November 2019 by the principals of the consulting firm, we entered into a non-binding term sheet in mid-December that outlined the principal terms of a $15 million investment in XG Sciences through the purchase of Series B Convertible Preferred Stock at $10/share. In January, the consulting firm indicated a desire to increase the investment to $20 million so that they could participate alongside of their client. We were targeting the closing of the investments by the end of the first quarter of 2020, pending completion of due diligence. Their client’s key decision-makers were scheduled to come to the U.S. in late February to meet our team and begin to finalize their investment. However, as a result of some internal issues and subsequent travel restrictions put in place due to the spreading Coronavirus, their client was unable to make their planned trip to Lansing.

On March 18th, the consulting firm communicated the following points: 1) their home country is under lock down and impacting their client’s ability to finalize efforts related to their investment, 2) their client is still serious about XG Sciences, 3) the due diligence is largely complete, and 4) they asked if we could wait another 45-60 days to close on the funding. Given the impact of the pandemic in their home country and the likely impacts to their client’s core business operations, we now expect that it may take many months before such strategic investor will be able to focus on an investment in XGS, and it is possible they will lose interest entirely. As a result of the uncertainty surrounding this potential source of capital, we began implementing the measures described in the first section of this letter to reduce our cash expenditures and maximize our ability to raise additional capital so that we have access to at least 12 months of liquidity even if we were forced to persevere through another year with limited or no revenue growth, which we hope will not be the case.

As more fully described in the LCR section of the 10-K, we have structured an offering of secured, convertible notes with certain common stock exchange rights (such securities, the “Units”, and such offering, the “Unit Offering”) that will be offered to Accredited Investors through a private placement. On April 23, 2020, certain members of our Board of Directors and their affiliates purchased $550,000 of Units to launch the Unit Offering. As discussed in the 10-K, after taking into consideration the $1.6 million of cash that is currently on hand, which figure includes the $550,000 provided by our Board members, we estimate that we will still need approximately $500,000 - $1.0 million of additional capital in order to continue our operations for the next twelve months in a minimal to no revenue growth environment.

Although we believe that many of the potential customers in our pipeline of customer engagements are close to commercializing products incorporating our materials, historically it has not been possible to accurately predict customer adoption timing. In addition, as discussed in the Financial Highlights Section of this Letter, Callaway’s cessation of orders in 2019 led to the 68% retraction in 2019 revenue relative to 2018’s levels. Thus, we expect this negative trend in year-over-year revenue will make it difficult to attract new investors to the Unit Offering. As a result, we have structured the Unit Offering in a manner that will be attractive to those current shareholders that are Accredited Investors and are eligible to participate in the private placement. In order to show their support of the Company, the same Board members who funded the first purchases of Units last week have made additional commitments to match any purchases of Units by disinterested third parties on a dollar for dollar basis up to an additional $1.5 million of Units purchased by such parties. If we are able to raise $1.5 million of capital from third parties, the commitments from our Board members to match this amount would result in $3.0 million of total capital to the Company, which we estimate would allow the Company to continue operating for 24 months in a minimal to no revenue growth environment.

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Commercial Update

Although revenue for 2019 was less than expected, we believe we made good progress in demonstrating the value of our technology in multiple end-use markets, and we continue to see growing demand from existing customers. Furthermore, various new customers are indicating potential commercial adoptions of our products in 2020.

In addition, to Callaway, we expect other existing commercial customers to continue growing and contribute to 2020 revenue at levels higher than in 2019. A prime example of this growth is a large multi-national specialty chemical company, who has historically incorporated our graphene nanoplatelets to improve the thermal performance of an adhesive used in production by a European-based auto manufacturer. In 2018 we shipped this customer 800 Kgs of product, in 2019 their demand increased to 1,800 Kgs (actual shipments), and they initially forecast 2020 demand of 3,100 Kgs. In the first quarter of this year, we shipped 700 Kgs against their forecast, but their next delivery was recently pushed out 6 weeks due to the impact of the virus on auto production in Europe. Despite this short-term impact, this ramp rate is typical for new materials going into new applications. This customer had also stated an intent to launch a new product in late Q2/early Q3 of this year, for extension in two car models into China. COVID-19 has delayed the project launch into 2021. We have identified other areas of interest, but they are still in the early stages of engagement.

Ford also continues to increase the adoption of our products in ‘under the hood’ polyurethane foam parts. We qualified new business with Ford in Q4’19 for use in engine covers (having qualified in late 2018 for use in fuel rail covers, stuffers, pump covers and related parts). Engine covers went into production in Q1’20 which in a normal operating environment would have provided an increase in steady-state volume in 2020 as compared to 2019. Orders were placed regularly throughout Q1. With Ford recently shutting down production lines in North America, we expect demand will be negatively affected in the short term, the extent of which we are not able to predict at this time.

In early 2019, leveraging the success with our polyurethane-based product offering, we started to promote our solution to other polyurethane foam suppliers and end users. We are beginning to see success for those efforts. One customer has confirmed performance seen elsewhere and provided an annualized forecast valued at $600K, and initially gave us a projected initial production ramp in Q2, which we now expect will be delayed. Two additional polyurethane foam customers have qualified our materials and are now promoting their products to their customers. We anticipate that one or both may contribute to 2020 revenue but do not yet have a firm forecast. We were also approached in 2019 by an Asia-based auto manufacturer based on the public announcement of commercial supply at Ford. We are now in a development program for various under-the-hood polyurethane foam parts slated for production in 2021. Although more recently, we were asked to target a product release for later this summer. However, there is more technical work to do and supply chain issues to address before we can declare that one a win. We will continue to put emphasis this year on growing our polyurethane foam business and will highlight progress in subsequent reports.

In another application and product area, a supplier to the construction industry confirmed their intent to begin ramping production with our polypropylene, or XGPP, product in the late second quarter or third quarter. We currently estimate potential 2020 revenue from this customer of up to $375K. In addition, two other customers qualified our XGPP in 2019 and are currently promoting their product to their customers. We anticipate we may see commercial revenue from these and other customers in 2020, after seeing positive results in engineering trials with their customers.

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We believe our materials work and work well. They only real issue for which we lack clarity is timing of adoption, and at times, the potential volume at commercial ramp. The following additional examples illustrate what we see and hear regularly, but for which is not yet apparent in reported revenue.

Customer A: Confirmed on March 10th that they would use our M-5 product as an additive in a product used in the oil & gas industry - they have a customer who they say has committed to buying monthly volumes. The first order shipped in mid-March. We started shipping against the April order, but their production has slowed due to market conditions in the oil & gas industry. Our next shipment is scheduled go out in May, and we believe they will resume full production as their market recovers.

Customer B: In early January the Head of Marketing & Sales Systems Americas confirmed that their European group repeated the testing they had run in North America and achieved acceptable results.  They also gave him the “go-ahead” to develop multiple applications for the U.S. market based on the pricing provided.  His goal is to develop enough initial applications so they can see a path forward to get past the “Start Up” pricing as soon as possible. We have a purchase order for two drums of polyol containing our product that we will ship to them for their pilot work in both the U.S. and Europe once we are able to return to work.

Customer C:   Customer is targeting using our materials in an automotive application and believes that graphene will allow them to differentiate their product line and are looking at a multigenerational technical program where they get to a cost/performance balance for higher volume applications. Pre-pilot samples have been given to their customers for validation. Given the pandemic, results from customer validation work is not expected for 4-5 months. Broadly speaking, our customer has been in testing in one form or another for over 2 years, so we believe this is the final validation. They are targeting their first production run for late Q3 or early Q4.

Customer D: Customer has demonstrated improvements using our graphene nanoplatelets in oil-based formulations for coating applications. They achieved performance that they were previously unable to demonstrate. Their goal is to commercialize in August/September, initially on a small-scale product line.

The above examples are representative of the design-in process for our materials. We start by doing the work to demonstrate performance of a given material set within our own labs. We then take the data to target customers and they test them in their processes. We often require a few iterations to dial in their processes to demonstrate the same efficacy as we see in our labs. Only when that hurdle is passed, will our customers determine where the technology has a play in their product portfolio. For example, in the packaging market, we were able to reach that milestone in 2019 with one or more accounts using XGPET (polyethylene terephthalate) and XGHDPE (high density polyethylene). We expect those accounts to now accelerate adoption that may impact revenue in late 2020 but more likely into early- to mid-2021. As we progress with each customer and with each product set, we learn more and shorten the timing for adoption at subsequent customers.

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We realize that revenue growth is slow to develop, lumpy, and has not met our previous expectations. However, based on progress in the past several quarters, we believe the number of customers either in commercial production or moving to commercial adoption production should provide a more robust baseline of stable revenue from which we can grow our revenue and more accurately forecast future revenue. Historically, the adoption curve of any new material introduced to the world has been slow. The introduction of graphene nanoplatelets, even with their promise, seems to be following the same track as plastics in the 1960’s and aluminum and nylon in the 1940’s. The promise for graphene remains just as high as those materials and XGS will to continue to work with customers as they integrate our xGnP® graphene nanoplatelets to improve their products.

Thank you for your continued support of XG Sciences. If you have any questions on any aspect of this shareholder report, please feel free to call me at +1 517 999 5453.

Warm Regards,

Philip Rose, Ph.D.

Chief Executive Officer

Forward Looking Statements

Certain information contained in this letter constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including, but not limited to, the information set forth in the section entitled “Revisions to 2019 Revenue Guidance and Introduction of Preliminary 2020 Revenue Guidance”. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new products, and otherwise implement its business plan. Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

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